Robinhood Markets, Inc.

CHANGE IN CONTROL AND SEVERANCE PLAN FOR KEY EMPLOYEES
1.Introduction. The purpose of this Robinhood Markets, Inc. Change in Control and Severance Plan for Key Employees is to provide assurances of specified benefits to key employees of the Company in the event of certain terminations of employment as described in this Plan (as such terms are defined below). This Plan is an “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, established solely for the purpose of providing severance benefits to a select group of management or highly compensated employees within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2520.104-24, (i.e., a “top hat” plan), and will be construed accordingly. This document constitutes both the written instrument under which this Plan is maintained and the required summary plan description for this Plan.
2.Definitions. As used herein, the following definitions will apply:
2.1.“Administrator” means (a) the Board or any committee thereof, (b) solely with respect to Participants who are not Executive Officers of the Company, the Chief Executive Officer of the Company or (c) any other officer of the Company to whom the Board has delegated any authority or responsibility with respect to this Plan pursuant to Section 11, but only to the extent of such delegation.
2.2.“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
2.3.“Annual Base Salary” means the Participant’s annual base salary as in effect as of the date of the Participant’s Involuntary Termination (without regard to any reduction that would constitute Good Reason).
2.4.“Board” means the board of directors of the Company.
2.5.“Bonus Payment Date” means the date when a Participant’s actual bonus is paid to such Participant pursuant to the Company’s annual cash bonus program.
2.6.“Cause” means, with respect to a Participant, (a) the definition of “Cause” (or words of similar import) set forth in any Individual Agreement in effect at the time of the termination of the Participant’s employment or (b) if there is no such Individual Agreement or such term is not defined therein, as determined by the Administrator in good faith, the Participant’s: (i) unauthorized misuse of the trade secrets or proprietary information of the Company or any Affiliate; (ii) conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (iii) commission of an act of fraud against the Company or any Affiliate; (iv) negligence or misconduct in the performance of his or her duties that would result in termination of employment in the standard course of the Company’s business operations; (v) breach of any Individual Agreement that would result in termination of employment in the standard course of the Company’s business operations; (vi) failure to comply with the Company’s written policies or rules that would result in termination of employment in the standard course of the Company’s business operations; (vii) failure to perform his or her assigned duties after notice and opportunity to perform; or (viii) failure to cooperate in good faith with a governmental or internal investigation of the Company, any Affiliate or any of their respective directors, officers or employees, if the Company has requested the Participant’s cooperation.

CIC and Severance Plan for Key Employees (updated August 22, 2024)

2.7.“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.
2.8.“Change in Control” means the occurrence of any of the following events:
(a)a merger, reorganization, consolidation or similar form of business transaction directly involving the Company or indirectly involving the Company through one or more intermediaries, unless, immediately following such transaction, more than fifty percent (50%) of the voting power of the then-outstanding voting stock or other securities of the Person resulting from consummation of the transaction (which Person may be any Parent that as a result of the transaction owns directly or indirectly the Company and all or substantially all of the Company’s assets) entitled to vote generally in elections of directors of such Person is held by the existing Company stockholders (determined immediately prior to the transaction and related transactions);
(b)a single transaction or series of related transactions in which a Person (other than any employee benefit plan of the Company or an Affiliate, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company’s then-outstanding voting securities;
(c)a single transaction or series of related transactions in which the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate;
(d)at any time during any period of two consecutive years (not including any period prior to the Registration Date) individuals who at the beginning of such period constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof; provided, however, that, any individual becoming a member of the Board subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of, or in connection with, an actual or threatened proxy contest with respect to the election or removal of Board members or other actual or threatened solicitation of proxies or consents by or on behalf of any Person or Persons (whether or not acting in concert) other than the Board; or
(e)the liquidation or dissolution of the Company.
Notwithstanding anything to the contrary herein, a Change in Control will not be deemed to have occurred by virtue of (i) the consummation of any transaction or series of related transactions immediately following which the holders of the shares of the Company immediately prior to the transaction or series of transactions continue to have substantially the same proportionate ownership and voting power in an entity which owns all or substantially all of the assets of the Company immediately following the transaction or series of transactions, (ii) any acquisition of additional securities of the Company or voting power with respect to the Common Stock by any or some combination of the Specified Stockholders (as defined below), including as a result of a Permitted Transfer (as defined in the Certificate of Incorporation) or in connection with a transaction or issuance (including pursuant to outstanding Company Equity Awards) or any other transaction approved by the

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

Board or a committee thereof, (iii) any change in the Specified Stockholders’ voting power with respect to the Common Stock resulting from a conversion of shares of Common Stock reducing the number of shares or votes outstanding or (iv) any acquisition or disposition of shares of Class B Common Stock by the Specified Stockholders or change in the total voting power of the Common Stock held by the Specified Stockholders as a result of (x) the conversion of any shares of Common Stock into shares of Class B Common Stock, (y) the conversion of any shares of Class B Common Stock into shares of any other class of Common Stock or (z) any change in the voting power of the holders of the Class B Common Stock, including solely as a result of any decrease in the total number of shares of Common Stock or of any series of class thereof, as applicable, outstanding.  For the avoidance of doubt, an initial public offering, any subsequent public offering or any other capital raising event shall not constitute a “Change in Control”.

2.9.“Change in Control Period” means the time period beginning on the date that is three (3) months prior to a Change in Control and ending on the date that is eighteen (18) months following a Change in Control.
2.10.“CIC Severance Multiplier” means the following based on the Participant’s position with the Company (if a Participant holds more than one position, only one CIC Severance Multiplier will apply, as determined by the Administrator in its sole discretion):

Participant’s Position	CIC Severance Multiplier
Chief Executive Officer	2
All Other Executive Officers	1.5
Vice President	1
2.11.“CIC Severance Period” means the following based on the Participant’s position with the Company (if a Participant holds more than one position, only one Severance Period will apply, as determined by the Administrator in its sole discretion):

Participant’s Position	CIC Severance Period
Chief Executive Officer	24 months
All Other Executive Officers	18 months
Vice President	12 months
2.12.“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share.
2.13.“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.0001 per share.

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

2.14.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
2.15.“Code” means the U.S. Internal Revenue Code of 1986, as amended.
2.16.“Common Stock” means the Class A Common Stock, the Class B Common Stock or the Company’s Class C common stock, par value $0.0001 per share.
2.17.“Company” means Robinhood Markets, Inc., a Delaware corporation, or any successor thereto.
2.18.“Disability” means a Participant’s inability to perform the customary duties of his or her position of employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months. The Administrator may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.
2.19.“Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and other equity-based awards.
2.20.“Equity Severance Period” means the following based on the Participant’s position with the Company (if a Participant holds more than one position, only one Equity Severance Period will apply, as determined by the Administrator in its sole discretion):

Participant’s Position	Equity Severance Period
Chief Executive Officer	18 months
All Other Executive Officers
(i) 9 months, if the Participant has worked in any position as a full-time employee of the Company or of any Affiliate of the Company for 24 months or more; or
(ii) 6 months, if the Participant has worked in any position as a full-time employee of the Company or of any Affiliate of the Company for less than 24 months

Vice President	3 months

2.21.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations promulgated thereunder.

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

2.22.“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
2.23.“Executive Officer” means an “executive officer” as defined in Rule 3b-7 under the Exchange Act.
2.24.“Good Reason” means, with respect to a Participant, (a) the definition of “Good Reason” (or words of similar import) set forth in any Individual Agreement in effect at the time of the termination of the Participant’s employment or (b) if there is no such Individual Agreement or such term is not defined therein, the occurrence of one or more of the following (through a single action or series of actions) without the Participant’s written consent: (i) a material reduction in the Participant’s Annual Base Salary or Target Annual Bonus opportunity (which, for the avoidance of doubt, excludes one-time bonuses such as sign-on, spot, and relocation bonuses) other than as part of an across-the-board proportional reduction applicable to similarly situated employees of the Company (for illustrative purposes, a reduction of less than ten percent (10%) of the Participant’s base salary in any one year will not alone constitute Good Reason); (ii) a change in the geographic location of the Participant’s primary work facility or location by more than 30 miles from its current primary location other than travel reasonably required in the performance of the Participant’s responsibilities; (iii) in the case of the Chief Executive Officer or a Participant who reports directly to the Chief Executive Officer, a material reduction of such Participant’s duties, authority or responsibilities; provided, however, that a change resulting solely because the Company reorganizes one or more business units, its functional organization or its reporting relationships will not be considered a material reduction of the Participant’s duties, authority or responsibilities; or (iv) the Company’s material breach of any obligations under any Individual Agreement.
Notwithstanding the foregoing, the Participant will be not entitled to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason” and the Company fails to reasonably cure such grounds within a reasonable cure period of not less than 30 days following the date of such notice. In addition, the Participant’s resignation will not qualify as a resignation for “Good Reason” unless (x) the grounds for “Good Reason” are not reasonably cured within the cure period specified in the preceding sentence and (y) the Participant resigns within 30 days following the end of such cure period.
2.25.“Individual Agreement” means, as to any Participant, any agreement as may be in effect from time to time between the Participant and the Company (or any Affiliate) that provides for benefits upon an Involuntary Termination or upon a change in control (or similar phrase).
2.26.“Involuntary Termination” means a termination of the Participant’s employment with the Company and its Affiliates (a) by the Participant for Good Reason, or (b) by the Company and its Affiliates for a reason other than Cause, the Participant’s death or Disability. For the avoidance of doubt, a transfer of the Participant’s employment or service from one business group, including corporate groups, or Affiliate of the Company to another business group or Affiliate of the Company shall not be considered an Involuntary Termination of the Participant’s employment with the Company and its Affiliates.
2.27.“Participant” means any Executive Officer of the Company, any employee of the Company or of any Affiliate of the Company at a level equivalent to Vice President (level 8 or future

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

equivalent) or above and any other employee of the Company or of any Affiliate of the Company who has been designated by the Board to participate in this Plan either by position or by name.
2.28.“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity, or a “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
2.29.“Plan” means the Robinhood Markets, Inc. Change in Control and Severance Plan for Key Employees, as set forth in this document, and as hereafter amended from time to time.
2.30.“Proration Factor” means a fraction, the numerator of which is the number of days between (and including) the start of the year in which the Participant’s Involuntary Termination occurs and the date of the Participant’s Involuntary Termination and the denominator of which is 365.
2.31.“Registration Date” means the effective date of the Registration Statement.
2.32.“Registration Statement” means the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Class A Common Stock.
2.33.“Section 280G” means Section 280G of the Code, including the rules and regulations promulgated thereunder.
2.34.“Section 409A” means Section 409A of the Code, as amended, including the rules and regulations promulgated thereunder, or any state law equivalent.
2.35.“Severance Benefits” means the compensation and other benefits that the Participant will be provided in the event of an Involuntary Termination.
2.36.“Severance Multiplier” means the following based on the Participant’s position with the Company (if a Participant holds more than one position, only one Severance Multiplier will apply, as determined by the Administrator in its sole discretion):

Participant’s Position	Severance Multiplier
Chief Executive Officer	1.5
All Other Executive Officers	1
Vice President	0.75
2.37.“Severance Period” means the following based on the Participant’s position with the Company (if a Participant holds more than one position, only one Severance Period will apply, as determined by the Administrator in its sole discretion):

Participant’s Position	Severance Period
Chief Executive Officer	18 months

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

All Other Executive Officers	12 months
Vice President	9 months
2.38.“Specified Stockholder” means, individually or collectively (in any combination thereof), any Founder (as defined in the Certificate of Incorporation) or a Permitted Entity (as defined in the Certificate of Incorporation) of such Founder.
2.39.“Target Annual Bonus” means the Participant’s target annual cash bonus amount pursuant to the Company’s annual cash bonus program (without regard to any reduction that would constitute Good Reason).
3.Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Sections 4 and 5, only if he or she experiences an Involuntary Termination.
4.Involuntary Termination not within the Change in Control Period. Subject to the Participant’s compliance with Section 7, upon an Involuntary Termination that is not within the Change in Control Period, the Participant will be eligible to receive the following Severance Benefits, subject to the terms and conditions of this Plan:
4.1.Cash Severance. An amount in cash equal to (a) the Participant’s Annual Base Salary multiplied by (b) the Severance Multiplier, payable, subject to Section 9, in a single lump sum on or before the 70th day after the Participant’s Involuntary Termination; provided, however, that notwithstanding the foregoing, the amount in cash payable to the Chief Executive Officer of the Company pursuant to this Section 4.1 will equal the greater of the amount determined based on the foregoing and $1,500,000.
4.2.Bonus. An amount in cash equal to (a) 50% of the Participant’s Target Annual Bonus for the year of the Participant’s Involuntary Termination, multiplied by (b) the Proration Factor, provided that if a Participant’s Involuntary Termination occurs prior to the Bonus Payment Date in the year of such termination (i.e., in respect of the prior fiscal year), an additional amount in cash equal to 50% of the Participant’s Target Annual Bonus for the year immediately preceding the year of the Participant’s Involuntary Termination. Such amount shall be payable, subject to Section 9, in a single lump sum on or before the 70th day after the Participant’s Involuntary Termination.
4.3.Equity Award Vesting Acceleration Benefit. The Participant’s Equity Awards that remain unvested as of the date of the Participant’s Involuntary Termination and would have otherwise vested within the Equity Severance Period for the Participant following such termination will accelerate in full and, to the extent applicable, become immediately exercisable. Subject to Section 9, any vested restricted stock units will be settled on the 70th day after the Participant’s Involuntary Termination. The provisions of this Section 4.2 will not apply to any performance-based Equity Awards (the “Performance Awards”), the treatment of which will be determined in accordance with the applicable award agreement.
4.4.COBRA Premiums. If the Participant timely elects COBRA continuation coverage, an amount in cash equal to the monthly COBRA premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s Involuntary Termination (which amount will be based on the premium for the first month of COBRA

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

coverage) for the Participant and any covered dependents of the Participant, multiplied by the number of months in the Severance Period, payable, subject to Section 9, in a single lump sum on or before the 70th day after the Participant’s Involuntary Termination.
5.Involuntary Termination during the Change in Control Period. Subject to the Participant’s compliance with Section 7, upon an Involuntary Termination that is within the Change in Control Period, the Participant will be eligible to receive the following Severance Benefits, subject to the terms and conditions of this Plan:
5.1.Cash Severance. An amount in cash equal to (a) the Participant’s Annual Base Salary multiplied by (b) the CIC Severance Multiplier, payable, subject to Section 9, in a single lump sum on the 70th day after the Participant’s Involuntary Termination; provided, however, that, notwithstanding the foregoing, the amount in cash payable to the Chief Executive Officer of the Company pursuant to this Section 5.1 will equal the greater of the amount determined based on the foregoing and $2,000,000.
5.2.Bonus. An amount in cash equal to the sum of (a) the Participant’s Target Annual Bonus and (b) (i) 50% of the Participant’s Target Annual Bonus for the year of the Participant’s Involuntary Termination, multiplied by (ii) the Proration Factor, provided that if a Participant’s Involuntary Termination occurs prior to the Bonus Payment Date in the year of such termination (i.e., in respect of the prior fiscal year), an additional amount in cash equal to 50% of the Participant’s Target Annual Bonus for the year immediately preceding the year of the Participant’s Involuntary Termination. Such amount shall be payable, subject to Section 9, in a single lump sum on the 70th day after the Participant’s Involuntary Termination.
5.3.COBRA Premiums. If the Participant timely elects COBRA continuation coverage, an amount in cash equal to the monthly COBRA premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s Involuntary Termination (which amount will be based on the premium for the first month of COBRA coverage) for the Participant and any covered dependents of the Participant, multiplied by the number of months in the CIC Severance Period, payable, subject to Section 9, in a single lump sum on the 70th day after the Participant’s Involuntary Termination.
5.4.Equity Award Vesting Acceleration Benefit. The Participant’s Equity Awards that remain unvested as of the date of the Participant’s Involuntary Termination will accelerate in full and, to the extent applicable, become immediately exercisable. Subject to Section 9, any vested restricted stock units will be settled on the 70th day after the Participant’s Involuntary Termination. The provisions of this Section 5.4 will not apply to any Performance Awards, the treatment of which will be determined in accordance with the applicable award agreement.
5.5.Coordination with Severance Benefits Payable Pursuant to Section 4. Notwithstanding the foregoing, in the event the Participant experiences an Involuntary Termination prior to a Change in Control and becomes entitled to receive Severance Benefits pursuant to Section 4, (a) the cash Severance Benefits the Participant will be eligible to receive pursuant to Sections 5.1, 5.2 and 5.3 will be reduced (but not below zero) by the cash Severance Benefits the Participant received or is entitled to receive pursuant to Sections 4.1., 4.2 and 4.3 and (b) any Equity Awards that were unvested as of the date of the Participant’s Involuntary Termination and would have been forfeited pursuant to their terms will instead accelerate in full as of the Change in Control, with any Performance Awards determined in accordance with the applicable award agreement. Any excess cash Severance

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

Benefits that become payable to the Participant and any additional restricted stock units that accelerate vesting, in each case pursuant to this Section 5.5, will, subject to Section 9, be paid or settled, as applicable, as soon as practicable following the Change in Control and in no event later than 30 days following the Change in Control.
6.Limitation on Payments. In the event that the Severance Benefits and any other severance or benefits otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G (the “280G Payments”) and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:
(a)delivered in full; or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits is subject to the Excise Tax, such reduction will be first applied to reduce any cash payments and will thereafter be applied to reduce noncash payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination; provided, however, that, in no event may the 280G Payments be reduced in a manner that would result in subjecting the Participant to additional taxation or penalties under Section 409A.
Unless the Participant and the Company otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control or such other person or entity as determined in good faith by the Company (the “Accounting Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 6, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Participant and the Company will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Accounting Firm may incur in connection with any calculations contemplated by this Section 6.
7.Conditions to Receipt of Severance.
7.1.Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
7.2.Confidential Information and Other Requirements. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

employee invention and confidentiality agreement or similar agreement, including any Individual Agreement that includes restrictive covenant obligations, between the Participant and the Company. Any unpaid Severance Benefits under this Plan will be forfeited immediately if the Participant violates any such agreement and/or the provisions of this Section 7.
8.Other Arrangements. Notwithstanding any provision of this Plan, but subject to the limitation on 280G Payments set forth in Section 6, in the case of an Involuntary Termination of a Participant who is party to one or more Individual Agreements, such Participant will be entitled under this Plan to receive (a) either (i) the aggregate cash severance payments provided under the circumstances of the termination by Sections 4.1, 4.2, 4.3, 5.1, 5.2, and 5.3, but subject to Section 5.5, of this Plan or (ii) the aggregate cash severance payments provided under the circumstances of the termination by such Individual Agreements, whichever of clauses (a)(i) and (a)(ii) is greater (but not both); and (b) either (i) the equity award acceleration benefits provided under the circumstances of the termination by Sections 5.4 and 5.5. of this Plan or (ii) the aggregate equity award acceleration benefits provided under the circumstances of the termination by such Individual Agreements, whichever of clauses (b)(i) and (b)(ii) is greater, determined based on the fair market value of a share of Class A Common Stock (as determined pursuant to the applicable equity plan under which such Equity Award was granted) at the time of termination (but not both), and by accepting benefits under clause (a)(i) and/or clause (b)(i), the Participant agrees, and shall be deemed to have agreed, to amend each Individual Agreement so as to waive its cash severance and/or equity acceleration (as applicable) benefits in favor of this Plan’s cash severance and/or equity acceleration (as applicable) benefits; provided, however, that the severance payments and other benefits provided herein or under such Individual Agreement will be made at the time and in the form necessary to comply with, and not trigger any taxes or penalties under, Section 409A. For the avoidance of doubt, any Severance Benefits payable hereunder will not result in a duplication of the amount the Participant is eligible to receive pursuant to any Individual Agreement. If a Participant was otherwise eligible to participate in any other Company severance and/or change in control plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan.
9.Section 409A.
9.1.This Plan and the Severance Benefits are intended to comply with or be exempt from the requirements of Section 409A and will be construed and interpreted in accordance with such intent. To the extent that any Severance Benefit is subject to Section 409A, the Severance Benefit will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A in order to avoid taxes or penalties under Section 409A.
9.2.No Participant or the creditors or beneficiaries of a Participant will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to any Participant or for the benefit of any Participant under this Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.
9.3.If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (a) such Participant is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company makes a good-faith determination that an amount payable pursuant to this Plan constitutes deferred

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it on the first business day after such six-month period. Such amount will be paid without interest, unless otherwise determined by the Administrator, in its discretion, or as otherwise provided in any Individual Agreement.
9.4.Notwithstanding any provision of this Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Plan as the Company deems necessary or desirable, in its sole discretion and without the consent of the Participants, to avoid the imposition of taxes or penalties under Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with any Severance Benefits (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.
9.5.Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 409A. In addition, to the extent necessary to comply with Section 409A of the Code, if the period during which a Release must be executed and become irrevocable spans two calendar years, payment of the Severance Benefits will commence in the second calendar year.
10.Withholdings. The Company or any Affiliate will have the right and is hereby authorized to withhold from any Severance Benefits due under this Plan or from any compensation or other amount owing to a Participant, the amount (in cash, shares, other securities or other property) of any applicable withholding taxes in respect of the amounts payable under this Plan and to take such other action as may be necessary in the opinion of the Administrator or the Company to satisfy all obligations for the payment of such taxes.
11.Administration. This Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of this Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to this Plan, and any interpretation by the Administrator of any term or condition of this Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to this Plan and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to this Plan.
12.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in this Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under this Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under this Plan.

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

13.Amendment or Termination. The Board, by action of the Administrator, reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time, subject to the provisions of this Section 13. Any amendment or termination will be effective as of the date determined by the Board; provided, however, that, except as set forth in Section 9, any such amendment or termination will not affect any right of any Participant to claim benefits under this Plan for events occurring prior to the effective date of such amendment or termination. Any amendment or termination of this Plan will be in writing. Notwithstanding the foregoing, beginning on the date that a Change in Control occurs, the Company may not, without a Participant’s written consent, amend or terminate this Plan in any way, nor take any other action under this Plan, which (a) prevents the Participant from becoming eligible for Severance Benefits or (b) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to the Participant (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating this Plan will be taken in a non-fiduciary capacity.
14.Claims and Appeals.
14.1.Claims Procedure. Any employee or other person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (a) the date the claimant learned the amount of his or her Severance Benefits or (b) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and this Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
14.2.Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The decision of the Administrator is final and binding on all parties.
15.Attorneys’ Fees. The parties will each bear their own expenses, legal fees and other fees incurred in connection with this Plan.

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

16.Source of Payments. All payments under this Plan will be paid from the general funds of the Company; no separate fund will be established under this Plan, and this Plan will have no assets. No right of any person to receive any payment under this Plan will be any greater than the right of any other general unsecured creditor of the Company.
17.Benefits Nontransferable. In no event may any current or former employee of the Company or any of its Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under this Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
18.No Right to Continued Employment. Neither the establishment or maintenance or amendment of this Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. This Plan in no way alters a Participant’s at-will employment arrangement with the Company, and the Company expressly reserves the right to discharge any of its employees, including the Participant, at any time, with or without cause. However, as described in this Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.
19.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.
20.Applicable Law. This Plan will be governed by, and construed in accordance with, ERISA, and, to the extent applicable, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State. For purposes of any action, lawsuit or other proceedings brought to enforce this Plan, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
21.Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
22.Headings and Construction. Headings are given to the Sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Plan, they will be deemed to be followed by the words “but not limited to”, and the word “or” will not be deemed to be exclusive. Pronouns and other words of gender will be read as gender neutral. Words importing the plural will include the singular and the singular will include the plural.

CIC and Severance Plan for Key Employees (Updated August 22, 2024)

23.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of this Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

CIC and Severance Plan for Key Employees (Updated August 22, 2024)